Exhibit 11

Reed Smith LLP
Federated Investors Tower
12th Floor
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
412.288.3131
Fax 412.288.3063

________, 2009                                                Form of Opinion

The Trustees of
Federated Equity Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

Federated Clover Small Value Fund and Federated Clover Value Fund (the “Funds”), each a portfolio of Federated Equity Funds, a Massachusetts business trust, proposes to acquire the assets of Touchstone Diversified Small Cap Value Fund and Touchstone Value Opportunities Fund, each a portfolio of Touchstone Funds Group Trust in exchange for shares of the Funds (“Shares”) pursuant to the Agreement and Plan of Reorganizations dated _______, 2009 ("Agreement"), included as an exhibit to the registration statement of the Funds filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel to the Funds we have reviewed the appropriate documents relating to the organization of the Funds, their registration under the Investment Company Act of 1940, the registration of their securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated August 15, 1995 (“Declaration”), the Bylaws of the Funds, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1.	The Funds are duly organized and validly existing pursuant to the	Declaration.

2.
The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                   Very truly yours,

     /s/ Reed Smith LLP

TPZ
JSP